EXHIBIT 99.1

ROADSHIPS HOLDINGS, INC.

Contact:	Roadships Holdings, Inc.
Tel:	+61 438158688
Cell:	3109947988
Email:	mnugent@roadships.us

Contact:	Click Evidence Inc.
Tel:	+1 520 498 0888
Cell:	520 288 1908
Email:	jon@klickzie.com

ROADSHIPS CLOSES ACQUISITION OF CLICK EVIDENCE

Oro Valley, ARIZONA – May 21, 2015 - Roadships Holdings Inc. (OTC-Pink: RDSH) today announced that it has closed the acquisition of Click Evidence, Inc. by issuing 1,796,571,209 shares of its common stock in exchange for all the issued and outstanding shares of Click.

The acquisition marks a further shift in the business direction of Roadships, which has been engaged in the transportation sector since 2008, but began developing software in collaboration with Click in 2014 through its subsidiary, Australia-based Polybia Studios.

Click’s patent pending smartphone trustable imaging technology, which also embodies revolutionary “talk-to-the-picture” features, is aimed at worldwide consumer usage of pictures and videos for novel social networking as well as worldwide business usage of trusted smartphone pictures and videos wherever trusted imaging can play a mission critical business role.

Upon completion of the Click acquisition, Dr. Jon N. Leonard was appointed to Roadships’ board of directors as its Chairman. Dr. Leonard was also appointed as the President and CEO of Roadships, replacing Micheal Nugent, who will continue as a director of the Company and will head up its operations in the short-sea and ground freight industry.

Dr. Leonard holds a Ph.D. in mathematics from the University of Arizona, a M.Sc. in engineering from U.C.L.A. and a B.A. in physics from the University of Arizona. He has been the Chairman and Chief Executive Officer at Click Evidence, Inc. since September 2002.

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A self-described “serial innovator,” Dr. Leonard started his career as the youngest scientist at the China Lake Naval Weapons Lab, where he conceived payloads for the first naval satellite experiments, and wrote the first six degrees of freedom simulator for high speed physical objects in air. He subsequently developed methods for verifying the guidance software code in the Minuteman ICBMs for Logicon, Inc. As a Chief Scientist at Hughes Aircraft, Dr. Leonard fostered advanced factory automation and neural network based automatic target recognition. Dr. Leonard’s other business ventures have included development of the first office safe 3D printer, the chemistry for the first molecular switch, and disappearing e-mail technology.

After 9-11, Dr. Leonard joined Raytheon as director of counter terrorism technology, where he oversaw numerous programs applying advanced technology for anti-terrorism objectives, including MANTIS, an exploitation of advanced sensing for a soldier visioning system, INFINITE, an exploitation of carbon nanotubes (CNTs) to make arbitrarily long CNT fibers for military purposes, and WADNO, an exploitation of CNTs for covert signaling.

“This business combination was a natural progression of the work that we began with Polybia, which we intend to continue,” observed Dr. Leonard, “but we believe that it will also be the catalyst for the full commercial rollout of our KlickZie software and will allow us to more rapidly add capacity to our back-end system. The transportation business will continue as an integral component of our strategic plan, and we look forward to developing the revenue prospects of that segment.”

Roadships Holdings, Inc. (OTC-PINK: RDSH) is an emerging growth company engaged in the development of high-technology software solutions. Its premier product is the KlickZie system, which enables any smartphone camera to create trustable pictures and videos. In addition to its technology business, Roadships is pursuing opportunities in the short-sea and ground freight industry through its subsidiaries in the United States and Australia.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Roadships' reports filed with the Securities and Exchange Commission. Roadships undertakes no duty to update these forward-looking statements.